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                                                                    EXHIBIT 99.1


                             CAUTIONARY STATEMENT

     Nutrition Medical, Inc. (the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1996 (the "Act"). This Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors, any one of which may cause actual results to differ from those which might be projected, forecast, estimated or budgeted in such forward-looking statement. The factors set forth below are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

     The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company:

LACK OF OPERATING PROFITS; LIMITED OPERATING HISTORY

     The Company, which was incorporated in July 1993, is subject to all of the risks inherent in the establishment of a new business. The likelihood of the success of the Company must be considered in light of the difficulties, expenses and delays frequently encountered in connection with the development and marketing of new products and the competitive environment in which the Company is operating.

     Although the Company began generating revenues from product sales in May 1994, the Company has accumulated substantial losses to date. No assurance can be given that the Company will be able to achieve profitability. Further, there can be no assurance that the Company will be able to successfully develop or market additional products or that the Company will have sufficient funds available to successfully market its current products or any new products that it may develop in the future.

PRODUCT ACCEPTANCE AND PRICING

     The Company's products are designed to be substantially equivalent to existing branded competitive products. Although the Company believes that the quality and efficacy of its products is comparable to branded competitive products, no independent comparison between the Company's products and competitive products has been completed and there can be no assurance that the efficacy or quality of the Company's products is or will be comparable to branded competitive products.

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     Furthermore, the Company's name and its products are relatively unknown to large segments of the Company's target markets, and there can be no assurance that the Company's marketing efforts will achieve sufficient name recognition of the Company and its products to significantly enhance revenues.

     The principal advantage of the Company's products is, and is expected to be, lower price. The Company is aware of one competitor in the critical care nutrition products market that has historically lowered prices to various customers of its branded products to levels that offset all or part of the price advantage of the Company's competitive products. The Company believes that these selective price reductions have resulted in indeterminable lost sales of the Company's competing products, and other competitors may adopt the same strategy. The market for the clinical nutrition products acquired from Elan Pharma, Inc. in January 1997 is expected to be extremely price competitive and often involves the need to offer package pricing of products. The Company has also encountered price competition from other suppliers of adult nutrition supplements. Because the Company's marketing strategy is focused on the price advantage of its products, if a competitor selling competitive products reduces or eliminates the price advantage of the Company's products, there can be no assurance that the Company can compete successfully with such a competitor or operate profitably under such conditions.

DEVELOPMENT OF NEW PRODUCTS

     The Company intends to continue to develop new products, which will require both the timely identification of market opportunities and the identification of, and the negotiation of contracts with, suitable technical consultants. There can be no assurance that an adequate market opportunity will exist for the potential products the Company selects for development or that such products will be successfully developed or marketed.

DEPENDENCE ON CONTRACT MANUFACTURERS

     The Company engages contract manufacturers to produce its products according to the Company's specifications. The Company relies on these manufacturers to comply with all applicable government regulations and manufacturing guidelines. There can be no assurance that contract manufacturers will consistently supply adequate quantities of the Company's products on a timely basis, that such manufacturers will consistently comply with government regulations or that the quality of such products will be consistently maintained. In the event of a sale of a defective product, the Company would be exposed to product liability claims and could lose customer confidence. In addition, minimum quantity order requirements imposed by manufacturers may result in excess inventory levels, requiring additional working capital and increasing exposure to losses from inventory obsolescence. Although the Company believes it could find alternative manufacturers for its products, any interruption in supply of any of the Company's products could adversely affect the Company's ability to market its products and, therefore, the Company's business, financial condition and results of operations.

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DEPENDENCE ON RETAIL DISTRIBUTION OF PRODUCTS

     The Company's private label nutrition products are sold only through retail chains. The Company's strategy includes the development of additional products, including an infant formula that is currently under development by the Company. There can be no assurance that the Company will be able to enter into arrangements with retailers to market its infant formula or any other private label products or that any such arrangements will result in successful product commercialization. The Company's future profitability will depend in large part upon the Company's ability to develop products that meet the needs of these potential retail customers and upon the marketing efforts of such retailers. Although the Company believes that its current and prospective retail customers have an economic motivation to market vigorously the Company's products, the amount and timing of resources to be devoted to marketing by such retailers is not within the control of the Company. In addition, successful commercialization might result in a substantial portion of the Company's revenues being generated by one or a few retailers. Such retailers could make material marketing and other commercialization decisions that would adversely affect the Company's future revenues, financial condition and results of operations.

POSSIBLE FLUCTUATIONS IN OPERATING RESULTS

     The Company believes that its future operating results may be subject to substantial quarterly fluctuations because its retail customers and a large OEM pump customer may order large quantities at irregular intervals. In addition, the gross profit as a percentage of sales on the Company's private label nutrition products is substantially less than the gross profit percentage on the Company's critical care and clinical nutrition products, and therefore the Company's overall gross profit percentage could vary widely based on the product mix in a given period. To the extent that quarterly revenues and operating results fluctuate substantially, the market price of the Company's common stock may be affected.

CUSTOMER CONCENTRATION

     Although the Company's experience with its customer base is limited, retail customers often place a large initial stocking order that can increase the relative importance of a particular customer in a particular period. In addition, the Company may incur similar concentration issues with large distributors and OEM customers for its clinical nutrition products, including the products acquired from Elan. There can be no assurance that such retail orders will continue or that its future orders will not significantly decline.

FUTURE CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

     Although the Company's existing cash balances are expected to be sufficient to fund the Company's operations through 1997, under certain circumstances the Company may require substantial additional funds before the end of 1997 to meet its working capital requirements in connection with the introduction of new products, including its proposed infant formula. In order to meet this possible need, and to meet possible needs after 1997, the Company may be required to raise additional funds through public or private financings, including equity financings. Any additional equity financings may be dilutive to existing shareholders, and debt financing, if available, may

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involve restrictive covenants. Adequate funds for the Company's operations, regardless of the source, may not be available when needed or on terms attractive to the Company. Insufficient funds may require the Company to delay, scale back or eliminate the introduction of new products, including its proposed infant formula, and the failure to obtain funding when needed could have a material adverse effect on the Company's business, financial condition and results of operations.

KEY PERSONNEL

     The Company is particularly dependent on the services of its President, Mr. William Rush. If the services of Mr. Rush were to become unavailable to the Company for any reason, there can be no assurance that the Company could adequately replace him. The loss of Mr. Rush's services could have a material adverse effect on the Company. The Company has an employment agreement with Mr. Rush that expires September 30, 1999. The Company currently maintains a life insurance policy with a face value of $1 million on Mr. Rush.

ADDITION OF MANAGEMENT PERSONNEL AND STAFF

     In order to pursue its growth objectives, the Company intends to increase the number of its employees, including management personnel and sales and marketing staff. There can be no assurance that the Company will be able to hire, train and retain sufficient personnel with the necessary experience and abilities to achieve the Company's growth objectives, or that they will perform at a level commensurate with the Company's expectations.

LITIGATION INVOLVING COMPETITORS

     It is not uncommon for companies in the generic and private label industry to be the subject of claims and lawsuits brought by brand name competitors alleging that the generic or private label products have formulas, labelings or packagings similar to competing brand name products. The Company recently resolved two lawsuits in which competitors alleged patent infringement and false advertising by the Company, and the Company is currently subject to another suit alleging patent infringement. Since the Company's business strategy is to develop and market products that are equivalent to competitors' branded products, similar claims may be made by competitors in the future. Competitors may also respond to the Company's strategy by more aggressively seeking patents on their products to limit the Company's future product development efforts.

     If similar allegations are made against the Company in the future, some of the Company's current and future products may need to be reformulated or repackaged in order for the Company to continue to market products that are comparable to competitors' patented products. While the Company believes that reformulation of its products is generally possible, the Company may be unable to effectively reformulate certain of its products, and there can be no assurance that a reformulated product would be deemed by customers to be essentially equivalent to the patented product. Moreover, there can be no assurance that any future lawsuits could be satisfactorily settled by reformulating, relabeling or repackaging a product, that such litigation will not require the commitment of substantial management time and legal fees, or that such litigation would not have a material adverse effect on the Company's future revenues, financial condition and results of operations.

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COMPETITION

     Competition in the clinical nutrition products market consists of established companies that sell branded products which have achieved a high level of customer awareness. Although the Company believes it is the only company currently offering low cost, generic alternatives to the established brands, other companies may enter this market.

     Competition in the private label nutrition market consists of companies that sell established national brands and companies that sell private label products. Competitors that sell private label products include established companies that produce private label products for a wide range of markets and a number of small producers of private label products. Nearly all of the Company's competitors and potential competitors have substantially greater financial resources, more extensive business experience and more personnel than the Company. The Company's ability to compete will depend on the timeliness of the development of its products and its ability to market its products effectively.

     The Company is currently developing, for sale to regional and national retail and grocery chains, a lower-priced infant formula designed to be equivalent in nutritional profile and efficacy to the leading national brand. The Company is aware of a competitor marketing an already existing lower-priced infant formula, which Management believes is not equivalent to the national brand. The Company believes that this competitor has been selected as a supplier and commenced shipments of their product to several retail and grocery chains. The Company believes that while a national brand equivalent, once developed, will give it a competitive advantage over this competitor, continued success in the marketplace by this competitor before the Company introduces its version, may negatively impact the Company's overall long-term success with this product.

     If a larger company with significant financial resources were to compete directly with the Company in particular market segments, there can be no assurance that the Company will be able to compete successfully with such a competitor or operate profitably.

PRODUCT LIABILITY AND INSURANCE RISKS

     The Company's business involves exposure to potential product liability risks that are inherent in the production, manufacture and distribution of food and medical device products. The Company maintains a general insurance policy that includes coverage for product liability claims up to an aggregate amount of $5 million. There can be no assurance, however, that the Company will be able to maintain such insurance on acceptable terms, that the Company will be able to secure increased coverage as the commercialization of its products increases or that any insurance will provide adequate protection against potential liabilities.

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GOVERNMENT REGULATION

     The Company's products and potential products are or will be subject to government regulation. The Company's current products are regulated as food and medical food by the Food and Drug Administration (the "FDA") and are subject to labeling requirements, current good manufacturing practice ("CGMP") regulations and certain other regulations designed to ensure the safety of the products. The Company's proposed infant formula will undergo an adequate and well controlled clinical study, in accordance with good clinical practice, to determine whether the formula supports normal physical growth in infants when fed as the sole source of nutrition. There can be no assurance that the Company's proposed infant formula, if developed, would successfully complete this trial.

     Additionally, the FDA has recently proposed significant revisions to its infant formula regulations to establish requirements for quality factors and CGMP, and to amend its quality control procedure, notification, and records and report requirements for infant formulas. These regulations, if adopted, may delay, and increase the cost of, the Company's introduction of an infant formula product.

     Claims made by the Company in labeling and advertising its products are subject to regulation by the FDA, the Federal Trade Commission and various state agencies under their general authority to prevent false, misleading and deceptive trade practices. With the addition of the products acquired from Elan, the Company will be subject to FDA regulations regarding Class 2 medical devices. These regulations involve more stringent tracking, testing and documentation standards. Failure to comply with such requirements can result in adverse regulatory action, including injunctions, civil or criminal penalties, product recalls or the relabeling, reformulation or possible termination of certain products.

     The Company's current and potential products may become subject to further regulation in the future. The burden of such regulation could add materially to the costs and risks of the Company's development and marketing efforts. There can be no assurance that the Company could obtain the required approvals or comply with new regulations if the Company's products are subject to additional governmental regulation in the future. Failure to obtain necessary approvals or otherwise comply with government regulations could have a material adverse effect on the Company's future revenues, financial condition and results of operations.

CONTROL BY PRINCIPAL SHAREHOLDERS

     Directors, officers and principal shareholders of the Company own beneficially approximately 41% of the outstanding Common Stock. As a result, such shareholders may have the ability to effectively control the election of the Company's entire Board of Directors and the affairs of the Company, including all fundamental corporate transactions such as mergers, consolidations and the sale of substantially all of the Company's assets.

TRADEMARKS

     The Company has not registered its existing trademarks, but instead relies on its common law trademark rights. The lack of such registration may impair the ability of the Company to prosecute

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successfully an infringement action against other users of these trademarks.
There can be no assurance that the Company's marks do not or will not violate the proprietary rights of others, that the Company's proprietary rights in the marks would be upheld if challenged, or that the Company would not be prevented from using its marks, any of which could have an adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial resources necessary to enforce or defend its trademarks.

UNDESIGNATED STOCK

     The Company's authorized capital consists of 25,000,000 shares of capital stock, of which 20,000,000 shares are designated as Common Stock and 5,000,000 are preferred shares undesignated as to series. The Company has no outstanding shares of preferred stock, and there are no current plans to designate or issue any shares of preferred stock. Nevertheless, the Company's Board of Directors has the power to issue any or all of these shares of unissued stock, including the authority to establish the rights and preferences of the unissued shares, without shareholder approval. Furthermore, as a Minnesota corporation, the Company is subject to certain "anti-takeover" provisions of the Minnesota Business Corporation Act. These provisions and the power to issue additional shares and to establish separate classes or series of common or preferred stock may, in certain circumstances, deter or discourage take-over attempts and other changes in control of the Company not approved by the Board.